Exhibit 99.1

Gaming Partners International Corporation Reports 2012 Fourth-Quarter and Year Results

Las Vegas, NV (PR Newswire) (March 26, 2013) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today financial results for the fourth quarter and year ending December 31, 2012.

For its fourth quarter of 2012, the Company posted revenues of $17.5 million and net income of $1.7 million, or $0.22 per basic and diluted share. These results compare to revenues of $14.6 million and net income of $0.6 million, or $0.07 per basic and diluted share, for the fourth quarter of 2011. Gross profit for the quarter was $6.6 million, or 38% of revenues, compared to $4.4 million, or 30% of revenues, in the prior year’s fourth quarter.

For the full year 2012, the Company recorded revenues of $62.9 million and net income of $6.1 million, or $0.75 per basic and diluted share. These results compare to revenues of $61.1 million and net income of $3.7 million, or $0.45 per basic and diluted share for the year 2011. Gross profit for 2012 was $22.5 million, an increase of $2.1 million, or 10.6%, compared to gross profit of $20.4 million for 2011. As a percentage of revenues, gross profit increased from 33.3% to 35.8%, primarily due to a shift in sales mix toward higher margin Paulson chips in the Americas during 2012, offset by a decrease in sales of European-style casino chips to Asia Pacific casinos in 2012, compared to 2011, which resulted in fixed manufacturing costs being allocated over lower production volumes in these products.

The primary reasons for the increase in revenue in 2012 were an increase of $6.3 million in sales of American-style chips in the United States, primarily driven by sales of Paulson chips to casinos opening in Ohio, New Jersey, and Maine; and a $1.8 million increase in sales of furniture, accessories, table layouts, and cards to new and expanding casinos in the United States. This increase was offset by a $5.9 million decrease in sales of European-style casino chips for Asia Pacific casinos compared to sales in 2011, which were driven primarily by significant sales to the Galaxy Macau ™ and Sociedade de Jogos de Macau casinos in 2011; and a $0.8 million decrease in sales of RFID solutions to casinos in Asia Pacific, primarily related to the May 2011 Galaxy Macau opening.

In December 2012, the Company paid a cash dividend of $1.48 million, or $0.1825 per share, and at December 31, 2012, had $27.6 million in cash, cash equivalents and marketable securities.

In November 2012, the Company’s Board of Directors increased the number of shares authorized under the Company’s stock repurchase program to 400,000 shares, an increase of 88,561 shares. The Company purchased 54,600 shares after the November 30, 2012 authorization, leaving 345,400 shares available for repurchase as of December 31, 2012. Since the inception of the original stock repurchase program on December 1, 2011 and through March 13, 2013, the Company has repurchased 240,652 shares at a total cost of $1,726,382.

“We had a strong fourth quarter, with more than $17.0 million in revenues, driven by sales in both the United States and Asia” commented Greg Gronau, GPIC President and Chief Executive Officer. “For the full year, revenues were up slightly from our successful sales year in 2011, but earnings increased substantially as improvements in gross margin due to cost reductions and reduction in our global effective tax rate drove more of our revenue to the bottom line. We also increased our commitment to and spending for research and development with a focus on meeting customer requirements for increased security options for casino currency and the development of a new chip currency that combines features of our European and American chips into a brand new jeton-like chip. We delivered our first order of this new currency in the first quarter of 2013. This continuing commitment to product development will allow us to keep pace with the changing needs of our customers."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; San Luis, Arizona; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer

+1.702.384.2425

jkoslow@gpigaming.com

# #

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,

(audited)

(in thousands, except share amounts)

ASSETS	2012	2011

Current Assets:
Cash and cash equivalents	$14,038	$9,282
Marketable securities	13,546	14,867
Accounts receivable, net	5,802	5,976
Inventories	7,337	7,749
Prepaid expenses	893	1,015
Deferred income tax asset	2,908	893
Other current assets	1,311	1,564
Total current assets	45,835	41,346
Property and equipment, net	11,190	11,836
Intangibles, net	540	646
Deferred income tax asset	3,857	1,740
Inventories, non-current	207	160
Other assets, net	1,653	314
Total assets	$63,282	$56,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	-	$17
Accounts payable	2,842	2,376
Accrued liabilities	5,179	5,876
Customer deposits and deferred revenue	3,037	4,585
Deferred income tax liability	2,858	-
Income taxes payable, net	571	-
Total current liabilities	14,487	12,854
Long-term debt	-	15
Deferred income tax liability	2,174	689
Total liabilities	16,661	13,558
Commitments and contingencies - see Note 11
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 8,045,904 issued and outstanding, respectively, as of December 31, 2012, and 8,207,077 and 8,187,764 issued
and outstanding, respectively, as of December 31, 2011	82	82
Additional paid-in capital	19,563	19,401
Treasury stock at cost: 161,173 and 19,313 shares	(1,250)	(267)
Retained earnings	27,039	22,442
Accumulated other comprehensive income	1,187	826
Total stockholders' equity	46,621	42,484
Total liabilities and stockholders' equity	$63,282	$56,042

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31,

(in thousands, except per share amounts)

	2012	2011
Revenues	$62,896	$61,084
Cost of revenues	40,384	40,728
Gross profit	22,512	20,356

Marketing and sales	6,111	5,512
General and administrative	7,252	9,139
Research and development	1,989	1,237
Operating income	7,160	4,468
Other income, net	290	463
Income before income taxes	7,450	4,931
Income tax provision	1,375	1,262
Net income	$6,075	$3,669

Earnings per share:
Basic	$0.75	$0.45
Diluted	$0.75	$0.45
Weighted-average shares of common stock outstanding:
Basic	8,122	8,199
Diluted	8,149	8,225